Exhibit 23.2

CONSENT OF INDEPENDENT VALUATION ADVISOR

We hereby consent to (1) the reference to our name (including under the heading “Experts”) and the description of our role under the headings “Net Asset Value Calculation and Valuation Guidelines—Independent Valuation Advisor” and “Net Asset Value Calculation and Valuation Guidelines—Valuation of Properties” in the amended Registration Statement on Form S-11 (Commission File No. 333-222231) of Nuveen Global Cities REIT, Inc. (the “Company”), and the prospectus included therein (the “Prospectus”), (2) the reference to our name under the heading “Experts” on page 1 of Supplement No. 14 to the Prospectus to be filed on the date hereof, and (3) the inclusion of the amount presented in the line item “Investments in real property” on page 70 of the Annual Report on Form 10-K included as Appendix A to Supplement No. 14 to the Prospectus to be filed on the date hereof, which represents the estimated value of the Company’s real property interests we have provided to the Company, as of the date presented.

/s/ RERC, LLC
RERC, LLC
Houston, Texas

March 29, 2021